Exhibit 10.3

AMENDMENT NO. 1

TO

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Amendment”) is made effective as of July 28, 2005 between GUITAR CENTER, INC., a Delaware corporation (the “Company”), and Marty Albertson (the “Executive”).  This Amendment amends that certain Second Amended and Restated Employment Agreement, made effective as of October 8, 2004 (the “Employment Agreement”), between the Company and Executive.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       EQUITY COMPENSATION.  Section 4(f) of the Employment Agreement is hereby amended in its entirety to read as follows:

“(f)

(i)                                     Except as otherwise set forth in clause (ii) to this Section 4(f), on or before August 15 each year during the Employment Period, Executive shall be granted options to purchase a minimum of 80,000 shares (as adjusted for stock splits and similar transactions) of the common stock of the Company (each, an “Annual Grant”), which options shall vest in equal annual installments over three years, or such other more favorable vesting as is consistent with the annual grants to the Company’s senior executive team generally.  During the Employment Period, the Compensation Committee of the Board shall review the size of the Annual Grants on at least an annual basis and consider in good faith industry practices for ongoing option grants to similarly-situated executives, it being understood that any increase in the amount of any Annual Grant above 80,000 shares (as adjusted for stock splits and similar transactions) and terms of any Annual Grant shall be within the discretion of the Board or the Compensation Committee, as the case may be.  Notwithstanding the foregoing, the Annual Grants shall have an exercise price not greater than the fair market value of the common stock of the Company on the date of grant (unless otherwise required by applicable law), shall have a 10-year term (subject to such post-termination exercise provisions and other post-termination rights set forth in the option agreements governing the Annual Grants, which provisions and rights shall be consistent with the Guitar Center, Inc. 2004 Incentive Stock Award Plan, or a successor broad-based stock option plan) and shall be granted under and pursuant to the terms of the Guitar Center, Inc. 2004 Incentive Stock Award Plan, or a successor broad-based stock option plan.  Notwithstanding anything to the contrary in this Section 3(f), if the accounting rules applicable to the Company change to require the expensing of stock options by the Company, the Compensation Committee may, after consultation with the Executive, provide a modified equity incentive program using restricted stock or other instruments.

(ii)                                  In lieu of the Annual Grant, it is agreed that for the fiscal years 2005, 2006 and 2007, the Company’s obligations under this Section 4(f) to grant an equity incentive to Executive shall be satisfied in full by granting to Executive, upon the terms and subject to the conditions set forth in the Guitar Center, Inc. 2005 Long Term Incentive Plan (the “2005 LTIP”), (x) an annual grant of options to purchase 32,000 shares of the common stock of the Company and (y) 76,800 Performance Shares (as defined in the 2005 LTIP, and subject to increase or decrease based on performance as provided in the 2005 LTIP).  The terms and conditions set forth in the third sentence of Section 4(f)(i) shall apply to all stock options granted under the 2005 LTIP and such stock options shall vest in equal annual installments over three years, or such other more favorable vesting as is consistent with the annual grants to the Company’s senior executive team generally.  Commencing January 1, 2008, all of the provisions of Section 4(f)(i) shall again become operative absent a subsequent written agreement between the Company and Executive to the contrary.  In the event of a Qualifying Termination of Executive prior to the end of the Performance Period provided for in the 2005 LTIP, (x) the vesting of options granted under the 2005 LTIP shall be governed by Section 5(c) of this Agreement, and (y) the vesting of the Performance Shares shall be governed by the operative terms of the 2005 LTIP.”

2.             COMPLETE AGREEMENT.  From and after the execution of this Amendment, the Employment Agreement and the Amendment shall be read together as one single agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Second Amended and Restated Employment Agreement as of the date first written above.

GUITAR CENTER, INC.

By:	/s/ Leland P. Smith
Name: Leland P. Smith
Title: Executive Vice President

/s/ Marty Albertson
Marty Albertson